SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 23, 2006

LEXINGTON CORPORATE PROPERTIES TRUST

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-12386	13-371318
(Commission File Number)	(I.R.S. Employer Identification No.)

One Penn Plaza, Suite 4015, New York, New York	10119-4015
(Address of Principal Executive Offices)	(Zip Code)

(212) 692-7200

(Registrant's Telephone Number, Including Area Code)

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions

  X       Written communications pursuant to Rule 425 under the Securities Act (17 CFT|R 230.425)

___         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

A.  Merger Transaction

On July 23, 2006, Lexington Corporate Properties Trust (“LXP”) entered into a definitive Agreement and Plan of Merger with Newkirk Realty Trust, Inc. (“NRT), a Maryland corporation, pursuant to which NRT will merge with and into LXP. If the merger (the “Merger”) is consummated, each holder of NRT’s common stock will be entitled to receive 0.80 common shares of LXP in exchange for each share of NRT common stock. Upon effectiveness of the Merger, the name of the surviving entity will be changed to Lexington Realty Trust (the “Surviving Entity”).

The Merger Agreement has been approved by the Board of Trustees and a Special Committee of the Board of Trustees of LXP and by the Board of Directors and a Special Committee of the Board of Directors of NRT. The Merger is subject to the approval of the shareholders of LXP and the stockholders of NRT, as well as the effectiveness of a Registration Statement on Form S-4 to be filed by LXP. The Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

The parties have each made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants to conduct their businesses in the usual, regular and ordinary course during the interim period between the execution of the Merger Agreement and the consummation of the Merger and not to engage in various kinds of transactions during such period. In addition, prior to the closing of the Merger it is anticipated that LXP will make a special one-time cash distribution of $.17 per share to its shareholders and unitholders.

The Merger Agreement contains certain termination rights for both LXP and NRT and provides that in certain specified circumstances, a terminating party must pay the other party’s expenses up to $5 million in connection with the proposed transaction. In addition, the Merger Agreement provides that in certain specified circumstances (generally in the event a terminating party enters into an alternative transaction within six months of termination), a terminating party must also pay the other party a break-up fee of up to $25 million (less expenses, if any, previously paid by the terminating party to the non-terminating party).

Following the closing of the transactions contemplated by the Merger Agreement, Michael L. Ashner, Chairman of the Board of Directors and Chief Executive Officer of NRT, will enter into a new three-year employment agreement with LXP and become Executive Chairman and Director of Strategic Acquisitions of the Surviving Entity. T. Wilson Eglin, Chief Executive Officer of LXP, will serve as President, Chief Executive Officer, Chief Operating Officer and Trustee of the Surviving Entity and Patrick Carroll, LXP’s Chief Financial Officer will continue as Executive Vice President and Chief Financial Officer of the Surviving Entity. John B. Vander Zwaag, Executive Vice President of LXP, will serve as Executive Vice President of Portfolio Management. Lara S. Johnson, Executive Vice President of NRT, will serve as Executive Vice President of Strategic Transactions. E. Robert Roskind, Chairman of LXP’s Board of Trustees, and Richard J. Rouse, Vice Chairman of LXP’s Board of Trustees, will each serve as Co-Vice Chairman of the Surviving Entity’s Board of Trustees and Mr. Rouse will continue to serve as Chief Investment

Officer. The Surviving Entity’s Board of Trustees will consist of eleven members, three of whom will be appointed by NRT and eight of whom will be appointed by LXP.

In connection with the Merger, NRT will terminate its advisory agreement with Newkirk Advisors LLC for an aggregate payment by NRT of $12.5 million. In addition, the Surviving Entity will obtain the benefit of NRT’s exclusivity arrangement with Mr. Ashner with respect to all business opportunities related to net-leased properties that are offered to or generated by Mr. Ashner.

Wachovia Capital Markets, LLC served as financial advisor to LXP and provided a fairness opinion in connection with the transaction in which it concluded that the transaction was fair, from a financial point of view, to the holders of LXP’s common shares.

Voting Agreement

Simultaneously with the execution of the Merger Agreement, beneficial owners of approximately 46% of NRT’s voting securities, entered into voting agreements pursuant to which they agreed, among other things, to vote to approve the Merger. A form of the voting agreements is filed as Exhibit 99.2 hereto, and is incorporated by reference into this report.

Additional Information about the Merger and Where to Find It

A copy of the joint press release issued by LXP and NKT is attached hereto as Exhibit 99.1. Those portions in quotations are deemed furnished not filed. In addition, the joint investor presentation with respect to the Merger, which is attached hereto as Exhibit 99.3 and can be accessed on the internet at http://www.lxp.com, is deemed furnished not filed.

LXP and NRT will file a joint proxy statement/prospectus and other documents regarding the proposed merger described in this Current Report with the Securities and Exchange Commission. Investors and security holders are urged to read the proxy statement/prospectus when it becomes available, because it will contain important information about LXP and NRT and the proposed merger. A definitive proxy statement/prospectus will be sent to security holders of LXP and NRT seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus (when available) and other documents filed by LXP and NRT with the SEC at the SEC’s web site at www.sec.gov. The definitive proxy statement/prospectus and other relevant documents may also be obtained free of cost by directing a request to Lexington Corporate Properties Trust, One Penn Plaza, Suite 4015, New York, New York 10119-4015, Telephone: (212) 692-7200, Attention: Joseph S. Bonventre.

LXP and NRT and their respective trustees, directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of LXP and stockholders of NRT in connection with the merger. Information about NRT and LXP and their respective trustees, directors and officers can be found in LXP’s and NRT’s respective Annual Proxy Statements and Annual Reports on Form 10-K filed with the SEC. Additional information regarding the interests of those persons may be obtained by reading the proxy statement/prospectus when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Funding Agreement

On July 23, 2006, LXP entered into a Funding Agreement with its controlled operating partnerships, Leperq Corporate Income Fund L.P., Leperq Corporate Income Fund II L.P. and Net 3 Acquisition L.P. (each an “Operating Partnership”) pursuant to which (i) LXP and each of the Operating Partnerships are jointly and severally obligated to fund any shortfall in the funds available to any Operating Partnership with respect to the payment of such Operating Partnership’s quarterly distribution (a “Shortfall”), (ii) each Operating Partnership shall create and maintain reserves with which to fund Shortfall payments, (iii) such Shortfall payments shall, subject to the discretion of LXP, be made on a pro rata basis by LXP and those Operating Partnerships funding any Shortfall, (iv) such payments shall constitute interest bearing inter-company loans to the Operating Partnership experiencing a Shortfall, and (v) the obligations of each Operating Partnership to make Shortfall payments shall be subordinate to the obligation of such Operating Partnership to fund its own quarterly distributions. A copy of the Funding Agreement is filed as Exhibit 99.4 hereto, and is incorporated by reference into this report.

Fifth Amendment to Second Amended and Restated Agreement of Limited Partnership of Leperq Corporate Income Fund II L.P.

Effective as of July 23, 2006, Lex GP-1 Trust, a wholly owned subsidiary of LXP, entered into the Fifth Amendment (the “Fifth Amendment”) to Second Amended and Restated Agreement of Limited Partnership of Leperq Corporate Income Fund II L.P. (“LCIF II”), which clarified and memorialized the existing practice of LCIF II that (i) the distribution per LCIF II unit due to each Special Limited Partner of LCIF II for any quarter is to equal the dividend made on each LXP common share for such quarter, (ii) net income shall be allocated only to the extent of cash distributions received by the Special Limited Partners and (iii) net losses shall be allocated to the General Partner of LCIF II and the Special Limited Partners in accordance with their respective percentage interests in LCIF II. A copy of the Fifth Amendment is filed as Exhibit 99.5 hereto, and is incorporated by reference into this report.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Resignation of Trustees

In connection with the signing and pursuant to the terms of the Merger Agreement described in Item 1.01 above, on July 23, 2006, Stanley R. Perla and Seth M. Zachary tendered their resignations from the Board of Trustees of LXP, effective upon, and subject to, the consummation of the Merger.

Item 5.03. Amendments to the Articles of Incorporation or Bylaws; Change of Fiscal Year.

Amendment to the Bylaws

Effective as of July 23, 2006, the Bylaws of LXP were amended to require the vote of a majority of the independent members of the Board of Trustees of LXP to amend any provision relating to the making of distributions in the organizational documents of the general partner of any Operating Partnership. A copy of the amendment to the Bylaws is filed as Exhibit 99.6 hereto, and is incorporated by reference into this report.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

2.1          Agreement and Plan of Merger dated July 23, 2006, by and among Newkirk Realty Trust and Lexington Corporate Properties Trust.

99.1	Lexington Corporate Properties Trust Press Release dated July 23, 2006
99.2	Form of Voting Agreement dated July 23, 2006
99.3	Investor Presentation, dated July 24, 2006
99.4	Funding Agreement, dated July 23, 2006

99.5       Fifth Amendment to Second Amended and Restated Agreement of Limited Partnership of Leperq Corporate Income Fund II L.P.

99.6	Amendment to the Bylaws

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 23rd day of July, 2006.

LEXINGTON CORPORATE PROPERTIES TRUST

By:	/s/ T. Wilson Eglin

T. Wilson Eglin

Chief Executive Officer